Exhibit 99.1

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: Carla Kneipp Phone 713.207.6500

For Immediate Release

CENTERPOINT ENERGY REPORTS FOURTH QUARTER AND

FULL YEAR 2013 EARNINGS

Houston, TX – Feb. 26, 2014—CenterPoint Energy, Inc. (NYSE: CNP) today reported net income of $113 million, or $0.26 per diluted share, for the fourth quarter of 2013, compared to $134 million, or $0.31 per diluted share the previous year. Operating income for the fourth quarter of 2013 was $211 million. Following the May 1, 2013, formation of Enable Midstream Partners, CenterPoint Energy reports its investment in midstream operations as equity income rather than operating income. As a result, operating income for the fourth quarter of 2013 is not comparable to prior results.

For the year ended Dec. 31, 2013, net income was $311 million, or $0.72 per diluted share. The results for the year include two unusual items related to the formation of the midstream partnership: (i) a $225 million non-cash deferred tax charge and (ii) $13 million of pre-tax partnership formation expenses. Excluding the effects of these unusual items, net income for 2013 would have been $544 million, or $1.26 per diluted share.

For the year ended Dec. 31, 2012, net income was $417 million, or $0.97 per diluted share. The results for the year include two unusual items recorded in the third quarter: (i) a $252 million non-cash goodwill impairment charge associated with the energy services business, which has no tax effect, and (ii) a $136 million gain ($88 million after-tax) associated with the acquisition of an additional 50 percent interest in a gathering and processing joint venture. Excluding the effects of these unusual items, net income for 2012 would have been $581 million, or $1.35 per diluted share.

Operating income for the year ended Dec. 31, 2013, was $1.01 billion. As discussed above, with the formation of Enable Midstream Partners, CenterPoint Energy’s operating income for 2013 is not comparable to prior results.

“CenterPoint Energy’s 2013 financial results highlight the strength of our diversified energy delivery business portfolio,” said Scott M. Prochazka, president and chief executive officer of CenterPoint Energy. “Our natural gas distribution business, which had its strongest annual performance, more than offset the impact of a return to more normal weather at our electric utility. In addition, our joint venture investment, Enable Midstream Partners, continues to advance toward an IPO, and we are excited about its value creation potential for our shareholders. As we look to 2014, we are confident in our ability to provide stable earnings growth from our regulated businesses, coupled with additional growth from our Enable Midstream investment.”

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Electric Transmission & Distribution

The electric transmission & distribution segment reported operating income of $119 million for the fourth quarter of 2013, consisting of $87 million from the regulated electric transmission & distribution utility operations (TDU) and $32 million related to securitization bonds. Operating income for the fourth quarter of 2012 was $99 million, consisting of $64 million from the TDU and $35 million related to securitization bonds.

Fourth-quarter operating income for the TDU benefited from higher revenues associated with right-of-way easement grants, continued strong customer growth, increased usage in part due to colder weather and higher net transmission-related revenues. These increases were partially offset by higher depreciation and property taxes.

Operating income for the year ended Dec. 31, 2013, was $607 million, consisting of $474 million from the TDU and $133 million related to securitization bonds. Operating income for the same period of 2012 was $639 million, consisting of $492 million from the TDU and $147 million related to securitization bonds.

Full-year 2013 operating income for the TDU benefited from revenue increases associated with the growth of more than 44,000 metered customers, higher net transmission related revenues and slightly higher revenues associated with right-of-way easement grants. These increases were offset by lower revenues due to a return to more normal weather, as well as from higher operation and maintenance expenses, depreciation and property taxes.

Natural Gas Distribution

The natural gas distribution segment reported operating income of $94 million for the fourth quarter of 2013, compared to $91 million for the same period of 2012. Operating income benefited from rate changes and increased economic activity across its footprint, including customer growth, which were partially offset by an increase in bad-debt expenses, depreciation and property taxes.

Operating income for the year ended Dec. 31, 2013, was $263 million, compared to $226 million for the same period of 2012. Operating income benefited from colder weather compared to the previous year, as well as rate changes and increased economic activity across its footprint, including growth of approximately 33,000 customers. Increases in operation and maintenance expenses, including bad debt expense, as well as depreciation and property taxes partially offset these improvements.

Energy Services

The energy services segment reported operating income of $1 million for the fourth quarter of 2013, compared to $12 million for the same period of 2012. Fourth quarter operating income for 2013 included mark-to-market accounting charges of $9 million, compared to a charge of $1 million for the same period of 2012.

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Operating income for the year ended Dec. 31, 2013, was $13 million, compared to an operating loss of $250 million for the same period of 2012. Excluding a third-quarter 2012 goodwill impairment charge, operating income for the year ended Dec. 31, 2012, would have been $2 million. Operating income for the year ended Dec. 31, 2013, included mark-to-market accounting charges of $2 million, compared to a charge of $16 million for the same period of 2012. Increased customer count and sales volumes in 2013 were more than offset by lower unit margins in competitive markets and the 2012 sale of non-strategic assets.

Other Operations

The other operations segment reported an operating loss of $3 million for the fourth quarter of 2013, compared to no income for the same period of 2012. The decline is primarily related to expenses associated with higher property taxes and depreciation. For the year ended Dec. 31, 2013, this segment reported an operating loss of $18 million, compared to operating income of $2 million for the same period of 2012. The decline is primarily related to the one-time expenses associated with the formation of Enable Midstream Partners as well as higher property taxes.

Interstate Pipelines/ Field Services

For the year ended Dec. 31, 2013, and prior to the formation of Enable Midstream Partners, the interstate pipelines segment reported operating income of $72 million and equity earnings of $7 million from its 50 percent interest in the Southeast Supply Header (SESH) and the field services segment reported operating income of $73 million.

Midstream Investments

For the year ended Dec. 31, 2013, CenterPoint Energy reported equity income of $173 million from its interest in Enable Midstream Partners and equity income of $8 million from its retained interest in SESH. Although these results cannot be readily compared to 2012, Enable Midstream’s gathering and processing operations performed in line with expectations while transportation and storage operations continued to be adversely affected by challenging market conditions.

Dividend Declaration

On Jan. 20, 2014, CenterPoint Energy’s board of directors declared a regular quarterly cash dividend of $0.2375 per share of common stock, payable on March 10, 2014, to shareholders of record as of the close of business on Feb. 14, 2014. This represents a 14.5 percent increase from the previous quarterly dividend of $0.2075, and if annualized, would equate to $0.95 per share.

Outlook for 2014

The company anticipates providing its outlook and earnings guidance for 2014 on the Feb. 26, 2014, earnings call.

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CenterPoint Energy, Inc. and Subsidiaries

Reconciliation of Net Income and diluted EPS to the basis used in providing 2013 annual earnings guidance

	Quarter Ended December 31, 2013		Year Ended December 31, 2013
	Net Income (in millions)	EPS	Net Income (in millions)	EPS
As reported	$113	$0.26	$311	$0.72
Deferred Tax Charge(1)	—	0.00	225	0.52
Midstream Partnership Formation Costs, after-tax	—	0.00	8	0.02

Excluding Unusual Items(1)	$113	$0.26	$544	$1.26

Timing effects impacting CES (2):
Mark-to-market (gain) losses	6	0.01	1	0.00
ZENS-related mark-to-market (gains) losses:
Marketable securities (3)	(51)	(0.12)	(153)	(0.35)
Indexed debt securities	47	0.11	126	0.29

Per the basis used in providing 2013 annual earnings guidance	$115	$0.26	$518	$1.20

(1)	Associated with formation of the Enable Midstream Partners
(2)	Energy Services segment
(3)	Time Warner Inc., Time Warner Cable Inc. and AOL Inc.

Filing of Form 10-K for CenterPoint Energy, Inc.

Today, CenterPoint Energy, Inc. filed with the Securities and Exchange Commission (SEC) its Annual Report on Form 10-K for the period ended Dec. 31, 2013. A copy of that report is available on the company’s website, under the Investors section. Other filings the company makes with the SEC and other documents relating to its corporate governance can also be found on that site.

Webcast of Earnings Conference Call

CenterPoint Energy’s management will host an earnings conference call on Wednesday, Feb. 26, 2014, at 10:30 a.m. Central time or 11:30 a.m. Eastern time. Interested parties may listen to a live audio broadcast of the conference call on the company’s website under the Investors section. A replay of the call can be accessed approximately two hours after the completion of the call and will be archived on the website for at least one year.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 58.3 percent limited partner interest in Enable Midstream Partners, a partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 8,500 employees, CenterPoint Energy and its predecessor companies have been in business for more than 135 years. For more information, visit the website at www.CenterPointEnergy.com.

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This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding the company’s future earnings, and future financial performance and results of operations, and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s businesses (including the businesses of Enable Midstream Partners (Enable)), including, among others, energy deregulation or re-regulation, pipeline integrity and safety, health care reform, financial reform, tax legislation, and actions regarding the rates charged by CenterPoint Energy’s regulated businesses; (2) state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (3) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (4) the timing and outcome of any audits, disputes or other proceedings related to taxes; (5) problems with construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (6) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (7) the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, and the effects of geographic and seasonal commodity price differentials; (8) weather variations and other natural phenomena, including the impact on operations and capital from severe weather events; (9) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt its businesses or the businesses of third parties, or other catastrophic events; (10) the impact of unplanned facility outages; (11) timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters; (12) changes in interest rates or rates of inflation; (13) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of its financing and refinancing efforts, including availability of funds in the debt capital markets; (14) actions by credit rating agencies; (15) effectiveness of CenterPoint Energy’s risk management activities; (16) inability of various counterparties to meet their obligations; (17) non-payment for services due to financial distress of CenterPoint Energy’s customers; (18) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc.), a wholly owned subsidiary of NRG Energy, Inc., and its subsidiaries to satisfy their obligations to CenterPoint Energy and its subsidiaries; (19) the ability of retail electric providers, and particularly the largest customers of the TDU, to satisfy their obligations to CenterPoint Energy and its subsidiaries; (20) the outcome of litigation brought by or against CenterPoint Energy or its subsidiaries; (21) CenterPoint Energy’s ability to control costs; (22) the investment performance of pension and postretirement benefit plans; (23) potential business strategies, including restructurings, joint ventures, and acquisitions or dispositions of assets or businesses, for which no assurance can be given that they will be completed or will provide the anticipated benefits to CenterPoint Energy; (24) acquisition and merger activities involving CenterPoint Energy or its competitors; (25) future economic conditions in regional and national markets and their effects on sales, prices and costs; (26) the performance of Enable, the amount of cash distributions CenterPoint Energy receives from Enable, and the value of its interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including certain of the factors specified above and: (A) the integration of the operations of the businesses contributed to Enable; (B) the achievement of anticipated operational and commercial synergies and expected growth opportunities, and the successful implementation of Enable’s business plan; (C) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (D) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (E) the demand for natural gas, NGLs and transportation and storage services; (F) changes in tax status; (G) access to growth capital; (H) the availability and prices of raw materials for current and future construction projects; and (I) the timing and terms of Enable’s planned initial public offering, the actual consummation of which is subject to market conditions, regulatory requirements and other factors; and (27) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2013, and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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CenterPoint Energy, Inc. and Subsidiaries

Statements of Consolidated Income

(Millions of Dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Electric Transmission & Distribution	$637	$585	$2,570	$2,540
Natural Gas Distribution	902	767	2,863	2,342
Energy Services	656	562	2,401	1,784
Interstate Pipelines	—	128	186	502
Field Services	—	156	196	506
Other Operations	4	2	14	11
Eliminations	(15)	(62)	(124)	(233)

Total	2,184	2,138	8,106	7,452

Expenses:
Natural gas	1,167	975	3,908	2,873
Operation and maintenance	495	510	1,847	1,874
Depreciation and amortization	213	250	954	1,050
Taxes other than income taxes	98	93	387	365
Goodwill impairment	—	—	—	252

Total	1,973	1,828	7,096	6,414

Operating Income	211	310	1,010	1,038

Other Income (Expense) :
Gain on marketable securities	78	18	236	154
Gain (loss) on indexed debt securities	(73)	5	(193)	(71)
Interest and other finance charges	(82)	(104)	(351)	(422)
Interest on transition and system restoration bonds	(32)	(35)	(133)	(147)
Equity in earnings of unconsolidated affiliates	66	6	188	31
Step acquisition gain	—	—	—	136
Other—net	7	10	24	38

Total	(36)	(100)	(229)	(281)

Income Before Income Taxes	175	210	781	757
Income Tax Expense	62	76	470	340

Net Income	$113	$134	$311	$417

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Selected Data From Statements of Consolidated Income

(Millions of Dollars, Except Share and Per Share Amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Basic Earnings Per Common Share	$0.26	$0.31	$0.73	$0.98

Diluted Earnings Per Common Share	$0.26	$0.31	$0.72	$0.97

Dividends Declared per Common Share	$0.2075	$0.2025	0.8300	$0.8100
Weighted Average Common Shares Outstanding (000):
- Basic	428,694	427,495	428,466	427,189
- Diluted	431,159	430,102	430,930	429,794
Operating Income (Loss) by Segment
Electric Transmission & Distribution:
Electric Transmission and Distribution Operations	$87	$64	$474	$492
Transition and System Restoration Bond Companies	32	35	133	147

Total Electric Transmission & Distribution	119	99	607	639
Natural Gas Distribution	94	91	263	226
Energy Services	1	12	13	(250)
Interstate Pipelines	—	47	72	207
Field Services	—	61	73	214
Other Operations	(3)	—	(18)	2

Total	$211	$310	$1,010	$1,038

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Electric Transmission & Distribution
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2013	2012	Fav/(Unfav)	2013	2012	Fav/(Unfav)
Results of Operations:
Revenues:
Electric transmission and distribution utility	$529	$457	16%	$2,063	$1,949	6%
Transition and system restoration bond companies	108	128	(16%)	507	591	(14%)

Total	637	585	9%	2,570	2,540	1%

Expenses:
Operation and maintenance	305	262	(16%)	1,045	942	(11%)
Depreciation and amortization	81	77	(5%)	319	301	(6%)
Taxes other than income taxes	56	54	(4%)	225	214	(5%)
Transition and system restoration bond companies	76	93	18%	374	444	16%

Total	518	486	(7%)	1,963	1,901	(3%)

Operating Income	$119	$99	20%	$607	$639	(5%)

Operating Income:
Electric transmission and distribution operations	$87	$64	36%	$474	$492	(4%)
Transition and system restoration bond companies	32	35	(9%)	133	147	(10%)

Total Segment Operating Income	$119	$99	20%	$607	$639	(5%)

Electric Transmission & Distribution Operating Data:
Actual MWH Delivered
Residential	5,748,900	5,348,146	7%	27,485,119	27,314,778	1%
Total	18,441,058	17,308,948	7%	79,984,965	78,593,395	2%
Weather (average for service area):
Percentage of 10-year average:
Cooling degree days	84%	110%	(26%)	98%	111%	(13%)
Heating degree days	141%	83%	58%	111%	65%	46%
Number of metered customers—end of period:
Residential	1,982,699	1,943,423	2%	1,982,699	1,943,423	2%
Total	2,244,289	2,199,764	2%	2,244,289	2,199,764	2%

	Natural Gas Distribution
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2013	2012	Fav/(Unfav)	2013	2012	Fav/(Unfav)
Results of Operations:
Revenues	$902	$767	18%	$2,863	$2,342	22%

Expenses:
Natural gas	541	433	(25%)	1,607	1,196	(34%)
Operation and maintenance	179	167	(7%)	667	637	(5%)
Depreciation and amortization	47	44	(7%)	185	173	(7%)
Taxes other than income taxes	41	32	(28%)	141	110	(28%)

Total	808	676	(20%)	2,600	2,116	(23%)

Operating Income	$94	$91	3%	$263	$226	16%

Natural Gas Distribution Operating Data:
Throughput data in BCF
Residential	64	50	28%	182	140	30%
Commercial and Industrial	75	68	10%	265	243	9%

Total Throughput	139	118	18%	447	383	17%

Weather (average for service area)
Percentage of 10-year average:
Heating degree days	119%	95%	24%	110%	79%	31%
Number of customers—end of period:
Residential	3,090,966	3,058,695	1%	3,090,966	3,058,695	1%
Commercial and Industrial	247,100	246,413	—	247,100	246,413	—

Total	3,338,066	3,305,108	1%	3,338,066	3,305,108	1%

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Energy Services
	Quarter Ended December 31,		% Diff	Year Ended December 31,		% Diff
	2013	2012	Fav/(Unfav)	2013	2012	Fav/(Unfav)
Results of Operations:
Revenues	$656	$562	17%	$2,401	$1,784	35%

Expenses:
Natural gas	643	537	(20%)	2,336	1,730	(35%)
Operation and maintenance	11	11	—	46	45	(2%)
Depreciation and amortization	1	2	50%	5	6	17%
Taxes other than income taxes	—	—	—	1	1	—
Goodwill impairment	—	—	—	—	252	100%

Total	655	550	(19%)	2,388	2,034	(17%)

Operating Income (Loss)	$1	$12	(92%)	$13	$(250)	105%

Competitive Natural Gas Sales and Services Operating Data:
Throughput data in BCF	167	145	15%	600	562	7%

Number of customers—end of period	17,510	16,330	7%	17,510	16,330	7%

	Interstate Pipelines
	Quarter Ended December 31,		% Diff	Year Ended December 31,		% Diff
	2013	2012	Fav/(Unfav)	2013(1)	2012	Fav/(Unfav)
Results of Operations:
Revenues	$—	$128	—	$186	$502	(63%)

Expenses:
Natural gas	—	21	—	35	57	39%
Operation and maintenance	—	42	—	51	153	67%
Depreciation and amortization	—	13	—	20	56	64%
Taxes other than income taxes	—	5	—	8	29	72%

Total	—	81	—	114	295	61%

Operating Income	$—	$47	—	$72	$207	(65%)

Equity in Earnings of Unconsolidated Affiliates	$—	$6	—	$7	$26	(73%)

Pipelines Operating Data:
Throughput data in BCF
Transportation	—	337	—	482	1,367	(65%)

(1)	Represents January-April 2013 results only.

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Field Services
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2013	2012	Fav/(Unfav)	2013 (1)	2012	Fav/(Unfav)
Results of Operations:
Revenues	$—	$156	—	$196	$506	(61%)

Expenses:
Natural gas	—	47	—	54	122	56%
Operation and maintenance	—	33	—	45	115	61%
Depreciation and amortization	—	15	—	20	50	60%
Taxes other than income taxes	—	—	—	4	5	20%

Total	—	95	—	123	292	58%

Operating Income	$—	$61	—	$73	$214	(66%)

Equity in Earnings of Unconsolidated Affiliates	$—	$—	—	$—	$5	—

Field Services Operating Data:
Throughput data in BCF
Gathering	—	205	—	252	896	(72%)

(1) Represents January-April 2013 results only.

	Other Operations
	Quarter Ended			Year Ended
	December 31,		% Diff	December 31,		% Diff
	2013	2012	Fav/(Unfav)	2013	2012	Fav/(Unfav)
Results of Operations:
Revenues	$4	$2	100%	$14	$11	27%
Expenses	7	2	(250%)	32	9	(256%)

Operating Income (Loss)	$(3)	$—	—	$(18)	$2	(1,000%)

Capital Expenditures by Segment

(Millions of Dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Capital Expenditures by Segment
Electric Transmission & Distribution	$244	$182	$759	$599
Natural Gas Distribution	117	109	430	359
Energy Services	—	2	3	6
Interstate Pipelines	—	51	29	132
Field Services	—	17	16	52
Other Operations	4	19	35	40

Total	$365	$380	$1,272	$1,188

Interest Expense Detail

(Millions of Dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Interest Expense Detail
Amortization of Deferred Financing Cost	$6	$7	$26	$27
Capitalization of Interest Cost	(3)	(3)	(11)	(9)
Transition and System Restoration Bond Interest Expense	32	35	133	147
Other Interest Expense	79	100	336	404

Total Interest Expense	$114	$139	$484	$569

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Millions of Dollars)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$208	$646
Other current assets	2,450	2,228

Total current assets	2,658	2,874

Property, Plant and Equipment, net	9,593	13,597

Other Assets:
Goodwill	840	1,468
Regulatory assets	3,726	4,324
Investment in unconsolidated affiliates	4,518	405
Other non-current assets	535	203

Total other assets	9,619	6,400

Total Assets	$21,870	$22,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$43	$38
Current portion of transition and system restoration bonds long-term debt	354	447
Indexed debt	143	138
Current portion of other long-term debt	—	815
Other current liabilities	2,479	2,137

Total current liabilities	3,019	3,575

Other Liabilities:
Accumulated deferred income taxes, net	4,542	4,153
Regulatory liabilities	1,152	1,093
Other non-current liabilities	1,011	1,392

Total other liabilities	6,705	6,638

Long-term Debt:
Transition and system restoration bonds	3,046	3,400
Other	4,771	4,957

Total long-term debt	7,817	8,357

Shareholders’ Equity	4,329	4,301

Total Liabilities and Shareholders’ Equity	$21,870	$22,871

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Statements of Consolidated Cash Flows

(Millions of Dollars)

(Unaudited)

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net income	$311	$417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	984	1,082
Deferred income taxes	356	328
Goodwill impairment	—	252
Step acquisition gain	—	(136)
Write-down of natural gas inventory	4	4
Changes in net regulatory assets	61	66
Changes in other assets and liabilities	(127)	(170)
Other, net	24	17

Net Cash Provided by Operating Activities	1,613	1,860
Net Cash Used in Investing Activities	(1,300)	(1,603)
Net Cash Provided by (Used in) Financing Activities	(751)	169

Net Increase (Decrease) in Cash and Cash Equivalents	(438)	426
Cash and Cash Equivalents at Beginning of Period	646	220

Cash and Cash Equivalents at End of Period	$208	$646

Reference is made to the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K of CenterPoint Energy, Inc.